UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2022

WisdomTree Investments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10932	13-3487784
(Commission File Number)	(IRS Employer Identification No.)

250 West 34th Street, 3rd Floor
New York, New York 10119
(Address of Principal Executive Offices) (Zip Code)

(212) 801-2080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WETF	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Cooperation Agreement

On May 25, 2022, WisdomTree Investments, Inc. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with ETFS Capital Limited and Graham Tuckwell (together with ETFS Capital Limited, “ETFS”), and Lion Point Capital, LP, Lion Point Capital Holdings GP, LLC and Didric Cederholm (together with Lion Point Capital, LP and Lion Point Capital Holdings GP, LLC, “Lion Point” and, together with ETFS, the “Investor Group”).

Pursuant to the Cooperation Agreement, the Company has agreed to increase the size of its board of directors (the “Board”) by two directors to a total of nine directors and appoint Lynn S. Blake and Deborah A. Fuhr (together, the “New Directors”) as independent members of the Board. Ms. Blake will serve as a Class II director with a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”) and Ms. Fuhr will serve as a Class III director with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). Ms. Blake will be appointed to the Compensation Committee of the Board (the “Compensation Committee”), and Ms. Fuhr will be appointed to the Nominating and Governance Committee of the Board (the “Nominating Committee”).

Additionally, the Company formed a four-member Operations and Strategy Committee of the Board (the “Operations Committee”), which will make formal recommendations to the Board on matters, including (i) operational improvement opportunities, (ii) Company strategy and (iii) if the Operations Committee so determines, management changes. The New Directors will join Smita Conjeevaram and Anthony Bossone, existing independent directors of the Company’s Board, on the Operations Committee, and Ms. Conjeevaram will serve as its Chair.

The Company also agreed to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation at the 2022 Annual Meeting to declassify the Board and provide for the annual election of directors starting at the 2022 Annual Meeting (the “Declassification Proposal”) and to recommend that the Company’s stockholders vote in favor of the Declassification Proposal. If stockholder approval of the Declassification Proposal is obtained, the Board will begin the declassification process at the 2022 Annual Meeting and will be declassified fully starting at the Company’s 2024 annual meeting of stockholders.

As part of the Cooperation Agreement, the Investor Group has agreed to customary standstill provisions, which provide that from the date of the Cooperation Agreement until the earlier of (a) the date that is 30 calendar days prior to the deadline for the submission of director nominations by stockholders for the 2023 Annual Meeting and (b) the date that is 90 calendar days prior to the first anniversary of the 2022 Annual Meeting (such period, the “Standstill Period”), the Investor Group will not, among other things: (i) acquire beneficial ownership in, or aggregate economic exposure to, directly or indirectly, the Company’s shares of common stock that would result in ETFS owning or controlling the greater of (A) 10.4% of the then-outstanding shares of common stock in the aggregate and (B) 15,250,000 shares of common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), or Lion Point owning or controlling the greater of (Y) 9.9% of the then-outstanding shares of common stock in the aggregate and (Z) 14,512,042 shares of common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); (ii) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company; (iii) make any offer or proposal with respect to any extraordinary transactions; or (iv) seek, alone or in concert with others, the appointment, election or removal of any directors in opposition to any recommendation of the Board, in each case as further described in the Cooperation Agreement.

In addition, Lion Point agreed that if it obtains the right to exercise voting rights attached to Voting Securities (as defined in the Cooperation Agreement) in excess of the greater of (i) 3.1% of the voting power of the outstanding Voting Securities and (ii) 4,521,979 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Excess Voting Rights”), then from the end of the Standstill Period through the conclusion of the 2023 Annual Meeting, Lion Point will exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voting on such matter are voted, subject to the terms of the Cooperation Agreement.

The Investor Group has agreed that, during the Standstill Period, it will, and will cause its affiliates and associates to, vote its shares of the Company’s common stock at any meeting of the Company’s stockholders in favor of each director nominated and recommended by the Board for election at any such meeting and, subject to certain limited exceptions, in support of other proposals as recommended by the Board.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amendment to Stockholder Rights Agreement

On May 25, 2022, in connection with the Cooperation Agreement, the Company and Continental Stock Transfer & Trust Company, as rights agent, entered into Amendment No. 1 (the “Amendment”) to the Stockholder Rights Agreement, dated as of March 14, 2022 (the “Rights Agreement”). Pursuant to the Amendment, the Final Expiration Date (as defined in the Rights Agreement) was advanced from the Close of Business (as defined in the Rights Agreement) on March 13, 2023 to the Close of Business on June 2, 2022.

As a result of the Amendment, effective as of the Close of Business on June 2, 2022, the Rights (as defined in the Rights Agreement) will expire and no longer remain outstanding, and the Rights Agreement, as amended by the Amendment, will terminate.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Letter Agreement with Ms. Fuhr

As a condition of the Company’s entry into the Cooperation Agreement, Ms. Fuhr entered into a letter agreement (the “Fuhr Letter Agreement”) with the Company pursuant to which, among other things, Ms. Fuhr agreed to comply with the Company’s committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines, and similar governance documents that are generally applicable to members of the Board. Pursuant to the Fuhr Letter Agreement, Ms. Fuhr also agreed to vote any shares of the Company’s common stock, which she beneficially owns and over which she has voting power, in accordance with the Board’s recommendations at all times while she serves as a member of the Board through the conclusion of the 2023 Annual Meeting; provided that Ms. Fuhr will not have such voting obligations with respect to: (i) shares of the Company’s common stock received or awarded to her as compensation for her service as a member of the Board; and/or (ii) any proposal for the election of directors of the Company that does not include her as a member of the Company’s slate of nominees. Ms. Fuhr also agreed to restrict certain consulting activities and certain solicitations, as set forth in the Fuhr Letter Agreement, for a period of nine months following the date she ceases to serve as a member of the Board.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Fuhr Letter Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Cooperation Agreement described in Item 1.01 above, effective May 25, 2022, the Company increased the size of the Board from seven to nine directors and appointed Lynn S. Blake and Deborah A. Fuhr to the Board, effective immediately, with Ms. Blake to serve as a Class II director with a term expiring at the 2022 Annual Meeting and Ms. Fuhr to serve as a Class III director with a term expiring at the 2023 Annual Meeting. The Board has determined that each of the New Directors qualifies as an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Ms. Blake was appointed to the Compensation Committee, and Ms. Fuhr was appointed to the Nominating Committee. Both of the New Directors were appointed to the Operations Committee.

Both of the New Directors will receive cash and equity compensation as provided under the Company’s Non-Employee Director Compensation Program. Pursuant to this program, upon appointment to the Board, each of the New Directors will receive shares of restricted stock with a value of $6,301 under the Company’s 2016 Equity Plan, which number of shares will be determined based on the closing price of the Company’s common stock on the close of business on the appointment date, and vest on the first anniversary of the appointment date. The Company has entered into its standard director indemnification agreement with each of the New Directors.

Other than as described in Item 1.01 of this Current Report on Form 8-K and the Cooperation Agreement, there are no arrangements or understandings between either of the New Directors or any other persons pursuant to which either of the New Directors was named a director of the Company. Neither the New Directors nor their immediate family members have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Also, on May 25, 2022, the Board appointed Harold Singleton III to serve as a member of the Audit Committee of the Board.

Item 7.01	Regulation FD Disclosure.

On May 26, 2022, the Company issued a press release announcing the matters described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 25, 2022, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

10.1	Cooperation Agreement, dated May 25, 2022, by and among the Investor Group and the Company.

10.2	Letter Agreement, dated as of May 25, 2022, by and between the Company and Deborah A. Fuhr.

99.1	Press Release, dated May 26, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders for the 2022 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT

(INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents that the Company files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “SEC Filings” subsection of the “Financial Information” section of the Company’s Investor Relations website at http://ir.wisdomtree.com/ or by contacting Jeremy Campbell, Director of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2022	WISDOMTREE INVESTMENTS, INC.

	By:	/s/ Marci Frankenthaler
	Name:	Marci Frankenthaler
	Title:	Chief Legal Officer and Secretary

Exhibit 4.1

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (this “Amendment”) is made effective as of the 25th day of May, 2022. This Amendment is an amendment to the Stockholder Rights Agreement, dated as of March 14, 2022 (the “Rights Agreement”), between WisdomTree Investments, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as rights agent (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the Rights Agreement on March 14, 2022;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights, in accordance with the terms of such Section 27; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Amendment complies with the terms of Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendment to Rights Agreement.

(a)

Section 7(a) of the Rights Agreement is hereby amended by deleting, in its entirety, clause (i) related to the definition of “Final Expiration Date” and replacing it with the following new clause (i): “(i) the Close of Business on June 2, 2022 (the “Final Expiration Date”),”.

(b)	All references to the date of “March 13, 2023” in Exhibit B (Form of Right Certificate) and Exhibit C (Form of Summary of Rights) to the Rights Agreement shall hereby be changed to “June 2, 2022”.

Section 2. Remaining Terms. All provisions of the Rights Agreement, except as specifically modified by this Amendment, shall remain in full force and effect and are hereby reaffirmed. The Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date (as such term is defined in Section 1(a) above), the Rights Agreement, as amended by this Amendment, shall terminate and be of no further force and effect, except for the provisions which by their express terms shall survive such termination. On and after the effective date of this Amendment, each reference in the Rights Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Rights Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Rights Agreement will mean and be a reference to the Rights Agreement as amended by this Amendment.

Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 5. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6. Counterparts. This Amendment may be executed in one or more counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]

Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2022, by and among WisdomTree Investments, Inc., a Delaware corporation (the “Company”), ETFS Capital Limited, Graham Tuckwell (collectively with ETFS Capital Limited, and each of their respective Affiliates, “ETFS”), Lion Point Capital, LP, Lion Point Capital Holdings GP, LLC and Didric Cederholm (collectively, with Lion Point Capital, LP, Lion Point Capital Holdings GP, LLC and each of their respective Affiliates, “Lion Point”) (Lion Point and ETFS, collectively, the “Investor Group”). Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 16(a).

RECITALS

WHEREAS, on April 11, 2018, ETFS Capital Limited (f/k/a ETF Securities Limited), the Company and certain other parties entered into an Investor Rights Agreement (the “Investor Rights Agreement”) in connection with the completion of certain corporate actions contemplated by the Share Sale Agreement, dated November 13, 2017, as amended;

WHEREAS, on January 24, 2022, certain members of the Investor Group filed a Schedule 13D with the SEC with respect to the Company, as amended on March 10, 2022, March 22, 2022 and May 6, 2022 (as may be further amended, the “Schedule 13D”);

WHEREAS, certain members of the Investor Group submitted a letter to the Company on March 18, 2022 (the “Nomination Notice”) nominating three director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2022 Annual Meeting; and

WHEREAS, in order to avoid the time and expense of a contested election at the 2022 Annual Meeting, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Withdrawal of Proxy Contest and Related Matters. Simultaneous with the execution and delivery of this Agreement, the Investor Group (i) hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith and (ii) shall immediately cease all efforts, direct or indirect, in furtherance of the Nomination Notice and any related solicitation in connection with the Nomination Notice, including any negative solicitation efforts relating to the 2022 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company and the Board.

(b) Board Matters. Effective upon the execution and delivery of this Agreement, the Board shall increase the size of the Board from seven to nine directors and appoint Lynn S. Blake and Deborah A. Fuhr (each, an “Investor Group Designee” and, together, the “Investor Group Designees”) to fill the vacancies resulting from the increase in the size of the Board, with Ms. Blake to serve as a Class II director (with a term expiring at the 2022 Annual Meeting) and Ms. Fuhr to serve as a Class III director (with a term expiring at the 2023 Annual Meeting). The Board shall not thereafter increase the size of the Board to more than nine directors during the Standstill Period, without the prior written consent of the Investor Group Designees. If the Board is so expanded, each such new director will be added in turn as a Class II, Class III and Class I director, provided, that, for the avoidance of doubt, this requirement shall not apply to the filling of any vacancies in the various classes caused by a director’s death, disability, removal or resignation.

(c) Committee Appointments. Subject to the Corporate Governance Guidelines and applicable stock exchange rules with respect to service on the applicable committee, the Company agrees that concurrently with their respective appointments to the Board, Ms. Fuhr shall be appointed to the Nominating and Governance Committee of the Board (the “Nominating Committee”) and Ms. Blake shall be appointed to the Compensation Committee of the Board, and the Company agrees to maintain such committee appointments during the Standstill Period, as long as Ms. Blake and Ms. Fuhr, respectively, continue to serve on the Board. Subject to the Corporate Governance Guidelines, applicable law and applicable stock exchange rules with respect to service on the applicable committee, the Company agrees that the Board and all applicable committees of the Board shall take all action necessary to appoint at least one Investor Group Designee to any newly formed committee of the Board, subject to such Investor Group Designee’s consent to serve on such committee.

(d) Operations Committee. As promptly as practicable following the execution and delivery of this Agreement, the Board shall form a committee of the Board to be named the Operations and Strategy Committee (the “Operations Committee”). No later than six months after the date of this Agreement, the Operations Committee will make formal recommendations to the Board on matters including (i) operational improvement opportunities, (ii) Company strategy and (iii) if the Operations Committee so determines, management changes (collectively, the “Operational Recommendations”). The Board shall take a formal vote on the Operational Recommendations and if such vote passes, the Board and its committees shall take all action necessary to implement the Operational Recommendations. The Board shall take all action necessary to ensure that the Operations Committee shall at all times be comprised of four members, and shall initially be comprised of (1) the Investor Group Designees, (2) Anthony Bossone and (3) Smita Conjeevaram; provided, that at all times, both Investor Group Designees or any Replacement Designee (as defined below), as applicable, shall serve on the Operations Committee and, to the extent a replacement is required for Mr. Bossone and/or Ms. Conjeevaram, such replacement(s) shall be an independent member of the Board serving on the Board prior to the date of this Agreement. The Operations Committee will be initially chaired by Ms. Conjeevaram and, to the extent a replacement chair is required thereafter, such replacement chair shall be a member of the Board serving on the Board prior to the date of this Agreement for less than five years. The Company and the Investor Group shall cooperate in good faith to agree upon a charter for the Operations Committee, provided, that in no event shall such charter provide for, and the Operations Committee shall not be authorized to and may not, without prior Board approval, (x) engage or otherwise employ advisors, investment banks, financial advisors, lawyers or any other party (collectively, “Advisors”); (y) pay, become obligated to pay or in any way compensate any Advisors or other persons; or (z) incur any expenses on behalf of the Operations Committee and/or the Company.

(e) Declassification Proposal. The Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2022 Annual Meeting of an amendment to the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”) and the Board shall take all necessary actions to amend the Company’s Second Amended and Restated By-Laws (as may be amended from time to time, the “Bylaws”) to declassify the structure of the Board (the “Declassification Proposal”) such that directors standing for election at and subsequent to the 2022 Annual Meeting shall stand for election for one-year terms (with it being acknowledged and agreed that if the Declassification Proposal is approved by the Company’s stockholders in accordance with the Charter, Bylaws, and the DGCL, then (i) the Company’s Class II directors will be elected at the 2022 Annual Meeting for terms of office expiring at the Company’s 2023 Annual Meeting, (ii) the Class II and Class III directors will be elected at the 2023 Annual Meeting for terms of office expiring at the Company’s 2024 Annual Meeting, and (iii) the Class I, Class II and Class III directors will be elected at the 2024 Annual Meeting, and each Annual Meeting thereafter, for terms of office expiring at the next Annual Meeting). The Board shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of, the Declassification Proposal at the 2022 Annual Meeting, and the Board shall cause all directors and officers of the Company to vote all Voting Securities beneficially owned by them and over which they have voting control in favor of the Declassification Proposal. The Company shall use its reasonable best efforts to obtain the requisite stockholder vote for the Declassification Proposal to pass at the 2022 Annual Meeting. Without limiting the foregoing, the Company agrees to adjourn the 2022 Annual Meeting for up to two (2) weeks (with the length of any such adjournment to be determined by the Company consistent with the desire to approve the Declassification Proposal) to solicit additional stockholder support for the Declassification Proposal if as of immediately prior to the commencement of the 2022 Annual Meeting at least 50.1% of the outstanding Common Stock has not voted in favor of the Declassification Proposal.

(f) Stockholder Rights Agreement. Immediately upon execution and delivery of this agreement, the Company will take all necessary actions to amend the Stockholder Rights Agreement, dated as of March 14, 2022, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”) such that the Final Expiration Date (as defined in the Rights Agreement) shall occur as promptly as possible following the date of this Agreement, and in no event later than five (5) Business Days after the date of this Agreement. If, during the Standstill Period, a new stockholder rights plan or similar provision setting forth ownership limitation(s) is adopted by the Board, the new plan shall not (i) require Lion Point or ETFS to divest any shares or (ii) prevent Lion Point or ETFS from acquiring further shares, provided, either party does not exceed the ownership limitations agreed to in Section 3(a) of this Agreement.

(g) Board Support. During the Standstill Period, the Company shall, with respect to the 2022 Annual Meeting, (i) include Ms. Blake as a nominee for election to the Board as a Class II director in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of Ms. Blake to the Board and (iii) solicit proxies in favor of the election of Ms. Blake to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. In connection with the foregoing, Ms. Blake consents to be named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company, and agrees, if elected, to continue to act in the capacity of a director of the Company and to serve the full term as a director.

(h) Board Policies and Procedures. The Investor Group acknowledges that, in each Investor Group Designee’s capacity as a director of the Company, each such Investor Group Designee shall comply with the terms of the Company’s Charter, Bylaws and the Corporate Governance Guidelines. As a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Ms. Fuhr is entering into a letter agreement with the Company pursuant to which, among other things, Ms. Fuhr agrees to comply with the Corporate Governance Guidelines (the “Fuhr Letter Agreement”).

(i) No Investor Group Arrangements. Other than as agreed to by the Company, the Investor Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period, between any members of the Investor Group and an Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of an Investor Group Designee solely in connection with or related to such Investor Group Designee’s service on the Board.

(j) Replacement Rights. During the Standstill Period, if the Investor Group (or its members) has not committed a material breach of this Agreement, and as long as the members of the Investor Group or their Affiliates or Associates beneficially own, in the aggregate, at least the lesser of (i) 12.0% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) 17,590,355 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Ownership Minimum”), in the event that an Investor Group Designee (or any replacement for such Investor Group Designee (such replacement, a “Replacement Designee”)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director, then the Investor Group (or ETFS if the Investor Group has been dissolved) shall be entitled to designate, subject to the approval (not to be unreasonably withheld or delayed) of the Nominating Committee, a candidate for Replacement Designee. Any Replacement Designee shall qualify as an Independent Director and shall not be a director, officer, employee, Affiliate or Associate of ETFS or Lion Point. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within five Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed satisfactory interviews with the existing directors, consistent with the Board’s past practice; (iii) provided the Company with (A) a completed director questionnaire (in the form to be provided by the Company) and (B) such other information and agreements as may be reasonably requested by the Company; and (iv) agreed to take all necessary action to not be considered “overboarded” under the applicable policies of the Company, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”). In the event the Nominating Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating Committee. Following the approval of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed an Investor Group Designee for all purposes under this Agreement. Prior to exercising its right to recommend a Replacement Designee for appointment to the Board in accordance with this Section 1(j), the Investor Group shall disclose to the Company its aggregate beneficial ownership of the Company’s outstanding Common Stock for purposes of satisfying the Ownership Minimum.

2. Voting Commitments.

(a) During the Standstill Period, each of the members of the Investor Group shall, or shall cause its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders at a Stockholder Meeting, other than a proposal with respect to an Extraordinary Transaction; provided, however, that in the event both ISS and Glass Lewis issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company proposal (other than Director Proposals) presented at any Stockholder Meeting, the members of the Investor Group shall be permitted to vote all or some shares of Common Stock they beneficially own and over which they have voting power at such Stockholder Meeting in accordance with such ISS and Glass Lewis recommendation.

(b) In the event that Lion Point obtains the right to exercise voting rights attached to Voting Securities in excess of the greater of (i) 3.1% of the voting power of the outstanding Voting Securities and (ii) 4,521,979 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Excess Voting Rights”), then from the end of the Standstill Period through the conclusion of the 2023 Annual Meeting for so long as Lion Point continues to (i) have the right to exercise such Excess Voting Rights and (ii) beneficially owns more than 3.1% of the outstanding Voting Securities, Lion Point shall (A) on each and every matter that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Voting Rights may be voted by Lion Point, exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (without taking into consideration, in determining such proportions, (x) any Voting Securities that are not voted or with respect to which a “non-vote” or abstention is exercised or registered and (y) any Voting Securities that are voted by Lion Point on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise such Excess Voting Rights in the manner contemplated by this Section 2(b). In furtherance of the foregoing, promptly following the record date for the 2023 Annual Meeting, Lion Point shall provide the Company and its designated proxy solicitor written notice of the number of Voting Securities held beneficially and of record as of the record date for the 2023 Annual Meeting by Lion Point and the custodial banks or brokerage firms where such Voting Securities are held, and Lion Point shall promptly upon the Company’s request obtain a legal proxy and cooperate with the Company and its designated proxy solicitor to either (i) assign the legal proxy to a representative of the Company or its designated proxy solicitor or (ii) submit the legal proxy to the inspector of elections for the 2023 Annual Meeting with appropriate instructions, in each case, to vote such Excess Voting Securities in accordance with the provisions of this Section 2(b).

(c) Lion Point hereby irrevocably grants to, and appoints, the Chief Financial Officer of the Company, the Chief Legal Officer of the Company and any individual who shall hereafter be designated by the Board, and each of them, a proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Lion Point, to vote, or cause to be voted, all of the shares of Voting Securities that would constitute Excess Voting Rights under Section 2(b) that now are or hereafter may be owned beneficially or of record by Lion Point, or grant a consent or approval in respect of such shares, at every Stockholder Meeting, with respect to the matters described in this Section 2, in the event that Lion Point fails to vote with respect to such matters as required by this Agreement. The shares of Common Stock owned beneficially or of record by Lion Point as of the date of this Agreement are listed on Schedule A attached hereto. This proxy is an irrevocable proxy and is granted in consideration of and as a condition to the Company entering into this Agreement, is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by Lion Point. Lion Point hereby ratifies and confirms all actions that any proxy appointed or designated pursuant to this Section 2(c) may lawfully do or cause to be done in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, provided that such proxy shall be effective for so long as any voting obligation of Lion Point under this Agreement is in effect. Upon the execution hereof, all prior proxies given by Lion Point with respect to the shares of Common Stock owned beneficially or of record by Lion Point are hereby revoked and, for so long as this Agreement is in effect, no subsequent proxies will be given.

3. Standstill. During the Standstill Period, except as otherwise provided in this Agreement, including Sections 1 and 2, without the prior written consent of the Board, each of the members of the Investor Group shall not, and shall instruct their Affiliates and Associates, not to, directly or indirectly:

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying Voting Securities that would result in ETFS owning or controlling the greater of (A) 10.4% of the then-outstanding shares of Common Stock in the aggregate and (B) 15,250,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), or Lion Point owning or controlling the greater of (Y) 9.9% of the then-outstanding shares of Common Stock in the aggregate and (Z) 14,512,042 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Lion Point Ownership Limit”); or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, being required to file or amend a Schedule 13D or Schedule 13G with respect to its or their ownership of securities of the Company.

(b) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate, encourage or in any way participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting; or (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to waive, amend or modify any provision of the Charter or Bylaws;

(f) acquire or engage in any transaction involving any Synthetic Equity Interests (other than a Permitted TRS in accordance with this Agreement) or any Short Interests in the Company;

(g) demand an inspection of the Company’s books and records;

(h) make any proposal or public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to proposals or public statements related to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or (G) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;

(i) (A) knowingly initiate or make, directly or indirectly, any unsolicited Extraordinary Transaction or make, directly or indirectly, any unsolicited proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, or (B) effect or seek to effect, offer or propose to effect, cause, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any unsolicited (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 3 shall not prevent the members of the Investor Group from (1) making any factual statement or public disclosure as required by applicable legal process, subpoena or Legal Requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group), (2) making any confidential communication to the Company or its directors or officers that would not be reasonably expected to trigger public disclosure obligations for either party, (3) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement, or (4) in the event the Company (A) announces a sale process or strategic review process, (B) receives an unsolicited bid from a Third Party to acquire the Company that has been publicly disclosed, or (C) announces its entry, or its intent to enter, into a definitive material agreement regarding an Extraordinary Transaction, submitting a public or private proposal with respect to any matter referenced in (A), (B) and (C), or otherwise participating in any matter referenced in (A), (B) and (C), in each case regardless of whether such participation is on the same basis as other stockholders of the Company. Subject to the restriction of the Lion Point Ownership Limit, the other restrictions in Section 3(a) shall not prevent Lion Point from acquiring or engaging in a Permitted TRS. For purposes of this Agreement, “Permitted TRS” means one or more cash-settled only total return swap transactions entered into by Lion Point after December 1, 2022 with a termination date of no later than February 15, 2023; provided that, Lion Point shall (i) not instruct any dealer counterparty on how to vote or direct the voting of, or to give or direct the giving of any consent with respect to, any Voting Securities (including any Voting Securities held by or on behalf of the dealer counterparty as a hedge for the Permitted TRS), (ii) deliver written notice to the Company within five (5) Business Days of the entrance into and termination of such Permitted TRS and which notice shall include the material terms of such swaps, provided, however, that if Lion Point is required by applicable law to disclose such information on a regulatory filing, and does so within five (5) Business Days of entrance into or termination of such Permitted TRS, such filing shall constitute such written notice, and (iii) provide, no later than February 17, 2023, a written certificate signed by an authorized officer of Lion Point certifying that as of February 16, 2023, Lion Point holds no Synthetic Equity Interests in the Company.

For the avoidance of doubt, (i) nothing in this Section 3 shall be deemed to limit the exercise in good faith by an Investor Group Designee of his or her fiduciary duties in his or her capacity as a director of the Company, and (ii) the Company agrees that any actions undertaken by ETFS pursuant to (x) any obligation set forth in the Investor Rights Agreement that would otherwise constitute a breach of this Agreement shall not constitute a breach of this Agreement and (y) any obligation set forth in this Agreement that would otherwise constitute a breach of the Investor Rights Agreement shall not constitute a breach of the Investor Rights Agreement.

4. Non-Disparagement. During the Standstill Period, the Company and each member of the Investor Group shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any member of the Investor Group or their related parties described above (which for clarity, shall include ETF.com and ETF Stream): the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, products or services and (b) in the case of statements or announcements by the Company or its related parties described above: the members of the Investor Group or any of their Affiliates, subsidiaries or Representatives, or any of their respective current or former officers, directors, members, general partners or employees. The restrictions in this Section 4 shall not: (1) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (2) apply to efforts to enforce either party’s rights pursuant to this Agreement in accordance with this Agreement or (3) apply to ETF.com and ETF Stream in respect of any editorial content which is published in relation to products or product sets issued, or launched by, the Company, to the extent such editorial content contains a critique or commentary of such products or product sets, provided that such critique or commentary is written in an objective manner that complies with professional journalistic standards, without input or oversight from any member of the Investor Group and in such a manner which is consistent (both in terms of frequency and substance) with coverage written by such publication in respect of other exchange traded product issuers. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5. No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) claims arising out of any facts not known by such party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that this Section 5 shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A and, following the issuance thereof, any public statements by any party in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor any member of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except to the extent required by law or otherwise in accordance with the terms of this Agreement.

(b) Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.

(c) Promptly following the execution of this Agreement, but in any event, no later than two Business Days following the execution of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any timely comments of the Company and its Representatives.

7. Confidentiality.

(a) For so long as an Investor Group Designee is serving as a director on the Board, each member of the Investor Group acknowledges that following his or her appointment to the Board, each member of the Investor Group shall not communicate with the Investor Group Designee regarding the Company without the prior written consent of the Company, other than in accordance with the terms of this Agreement.

(b) The Investor Group acknowledges and agrees that each Investor Group Designee will be required to keep confidential all confidential information of the Company and not disclose to any third party (including to the Investor Group or any member of the Investor Group) any confidential information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company.

(c) For the avoidance of doubt, the parties acknowledge and agree that the confidentiality obligations of the Investor Group Designees under this Section 7 shall be in addition to, and not in lieu of, an Investor Group Designee’s confidentiality obligations under Delaware law and the Charter, Bylaws and the Corporate Governance Guidelines.

8. Compliance with Securities Laws. Each member of the Investor Group acknowledges that it understands its obligations under the U.S. securities laws.

9. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) Each member of the Investor Group, severally and not jointly, represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group, severally and not jointly, represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each member of the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company, except as disclosed on the Schedule 13D. Each member of the Investor Group, severally and not jointly, represents and warrants that as of the date hereof, except as specifically disclosed on the Schedule 13D, as amended, or on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement.

(b) The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11. Termination; Standstill Period.

(a) Except as otherwise provided in this Section 11, this Agreement shall remain in full force and effect for the period (the “Standstill Period”) commencing on the date of this Agreement and ending on the date that is the earlier of (i) 30 days prior to the Notice Deadline for the 2023 Annual Meeting and (ii) 90 days prior to the first anniversary of the 2022 Annual Meeting; provided, however, that a non-breaching party may terminate this Agreement prior to the termination of the Standstill Period upon a judicial determination that the Company or any member of the Investor Group, as the case may be, has materially breached any of the terms of this Agreement and has failed to cure any such breach within 15 days of receipt of written notice of such determination.

(b) Notwithstanding anything to the contrary contained in this Agreement, Section 2(b), Section 2(c), this Section 11, and Section 13 through Section 17 shall not terminate at the end of the Standstill Period, but shall remain in full force and effect through the conclusion of the 2023 Annual Meeting. For the avoidance of doubt, nothing in this Section 11 shall require the Company to nominate any Investor Group Designee for election to the Board at any Stockholder Meeting occurring after the Standstill Period.

(c) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void (except as provided in Section 11(b)), but no termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

12. Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

WisdomTree Investments, Inc. 250 West 34th Street 3rd Floor New York, NY 10119 Attn: Marci Frankenthaler, Chief Legal Officer	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Sean M. Donahue Andrew H. Goodman

Email: mfrankenthaler@wisdomtree.com legalnotice@wisdomtree.com	Jocelyn M. Arel Email: sdonahue@goodwinlaw.com agoodman@goodwinlaw.com jarel@goodwinlaw.com
If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:

Graham Tuckwell

ETFS Capital Limited

Ordnance House, 31 Pier Road

St. Helier, Jersey JE2 4XW

Email: graham.tuckwell@etfscapital.com

           martyn.james@etfscapital.com

Irshad Karim

Lion Point Capital, LP

250 W 55th Street, 33rd Floor

New York, New York 10019

Email: ikarim@lionpoint.com

            camoruso@lionpoint.com

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Andrew Freedman, Esq. Email:afreedman@olshanlaw.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

15. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party may be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16. Certain Definitions and Interpretations.

(a) As used in this Agreement the following terms when used herein will have the respective meanings set forth below:

“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time before the 2023 Annual Meeting become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group.

“Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

“beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act, as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.

“Corporate Governance Guidelines” means the committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to members of the Board.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

“Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the members of the Investor Group or any of their Affiliates or Associates.

“Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at an Annual Meeting.

“parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires).

“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

“SEC” means the U.S. Securities and Exchange Commission.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Standstill Period” has the meaning set forth in Section 11(a).

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

“Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(b) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Fuhr Letter Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Frank Salerno
Name: Frank Salerno
Title: Chairman

INVESTOR GROUP:

ETFS CAPITAL LIMITED

By:	/s/ Graham Tuckwell
Name: Graham Tuckwell
Title: Chairman

/s/ Graham Tuckwell
Graham Tuckwell

LION POINT CAPITAL, LP

By:	Lion Point Holdings GP, LLC, its general partner

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

LION POINT HOLDINGS GP, LLC

By:	/s/ Didric Cederholm
Name: Didric Cederholm
Title: Manager and Member

/s/ Didric Cederholm
Didric Cederholm

Exhibit A

Form of Press Release

[Press Release exhibit has been omitted from this Current Report, filed on May 26, 2022, because it does not provide additional material information not already included in Exhibit 99.1 of this Current Report.]

Schedule A

Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned		Shares Owned of Record
ETFS Capital Limited	15,250,000	*	15,250,000
Graham Tuckwell	15,250,000	*	—
Lion Point Capital, LP	4,521,979		—
Lion Point Capital Holdings GP, LLC	4,521,979		—
Didric Cederholm	4,521,979		—

*	Excludes 14,750,000 shares of common stock underlying 14,750 shares of Series A Preferred Stock

Exhibit 10.2

WisdomTree Investments, Inc.

250 West 34th Street

3rd Floor

New York, NY 10119

May 25, 2022

Deborah A. Fuhr

c/o ETFGI LLP

125 Old Broad Street, 6th Floor

London EC2N 1AR

United Kingdom

Re:	Company Policies & Agreement

This letter agreement (this “Agreement”) shall become effective upon the appointment of Deborah A. Fuhr (the “Designee”) to the Board of Directors (the “Board”) of WisdomTree Investments, Inc., a Delaware corporation (the “Company”), pursuant to the Cooperation Agreement, dated as of May 25, 2022 (the “Cooperation Agreement”), by and among the Company and the entities and individuals set forth on the signature pages thereto (collectively with each of their respective Affiliates, the “Investor Group”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.

1. Board Policies and Procedures. At all times while the Designee serves as a member of the Board and thereafter as applicable, the Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Codes of Conduct, insider trading policy, anti-hedging policies, Regulation FD-related policies, conflict of interest policies, corporate governance guidelines, Section 16 and Rule 144 reporting obligations, related party transactions reporting obligations, and other compliance policies that are generally applicable to all Board members (collectively, the “Company Policies”) and preserve the confidentiality of Company business, deliberations and information, including all confidential and proprietary materials, discussions and matters considered in connection with meetings of the Board or Board committees or received from the Company (collectively, the “Confidential Information”), in accordance with the Company Policies. The Designee agrees, if requested by the Company, to reasonably cooperate and comply in promptly providing any information reasonably necessary for the Company to assess the Designee’s compliance with the Company Policies and the Designee’s confidentiality and other obligations as set forth herein.

2. Obligations of the Designee. The Designee acknowledges and agrees that: (1) consistent with her fiduciary duties as a director of the Company, the Designee is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any actual or potential conflict of interest between the Designee, on the one hand, and the Company, on the other hand; and (2) the Board, acting reasonably and in good faith, and having provided prior written notice to the Designee specifying the full reason(s) for such determination, may restrict the Designee’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

3. No Investor Group Arrangements. Other than with the prior written consent of the Company, the Designee agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect between any members of the Investor Group and the Designee providing for any compensation, reimbursement of expenses or indemnification of the Designee in connection with or related to the Designee’s service on the Board, except for those disclosed to the Company prior to the execution of this Agreement.

4. Voting Commitment. At all times while the Designee serves as a member of the Board through the conclusion of the Company’s 2023 Annual Meeting, the Designee (in her capacity as a stockholder of the Company) shall, or shall cause her Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by the Designee and over which she has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement or consent statement filed in respect thereof; provided that the terms of this Section 4 shall not apply (i) to the voting of any shares of Common Stock beneficially owned by the Designee that she has received from or been awarded by the Company as compensation for her service as a member of the Board and (ii) with respect to any proposal for the election of directors of the Company that does not include the Designee as a member of the Company’s slate of nominees. For the avoidance of all doubt, no member of the Investor Group shall under any circumstances be deemed to be an Associate or an Affiliate of the Designee for the purposes of this Section 4.

5. Confidentiality. At all times while the Designee serves as a member of the Board, the Designee shall not provide any Confidential Information to any member of the Investor Group without the prior written consent of the Company. The Designee acknowledges and agrees that she will be required to keep confidential all Confidential Information of the Company and not disclose to any third party (including to any member of the Investor Group) any Confidential Information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company or otherwise permitted pursuant to the Company Policies. The Designee shall notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Confidential Information of the Company which may come to the Designee’s attention. Notwithstanding anything to the contrary contained in this Agreement, the term “Confidential Information” shall not include any information which (i) is known by the Designee prior to being received from the Company, (ii) is or becomes public knowledge, other than as a result of a violation of this Agreement by the Designee, (iii) is received by the Designee from a source other than the Company, provided that such information is not received by the Designee from a person, who to the Designee’s knowledge is providing the information in violation of its or their confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the Company, or (iv) is or was independently developed by the Designee without reference to or use of the Confidential Information.

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In the event that the Designee is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Designee will provide the Company with prompt notice, to the extent permissible, of such request so that the Company may, at its sole expense, seek an appropriate protective order or waive compliance with the applicable provisions of this Agreement. If in the absence of a protective order or waiver, the Designee, based upon the advice of counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, then the Designee may disclose without liability under this Agreement such portion of the Confidential Information which counsel advises that the Designee is legally required to disclose.

6. Return of Confidential Information. Within five (5) days following the date that the Designee ceases to serve as a member of the Board, the Designee shall, at the Company’s request, either, at the Designee’s election, promptly (a) destroy all confidential information of the Company and any copies thereof or (b) return to the Company all confidential information of the Company and any copies thereof, and in either case, upon request, shall certify in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Agreement.

7. Restricted Activities. Except (x) with the approval of the Board (such approval(s) to be made in good faith and not to be unreasonably withheld, conditioned or delayed and where such approval is denied, the Board agrees to provide prior written notice thereof to the Designee specifying the reason(s) for such denial) or (y) with respect to or in connection with any employment, position or service previously disclosed to the Company prior to the date hereof, including, without limitation, those positions indicated on Schedule 1 attached hereto, during the term of this Agreement and continuing for a period of nine (9) months from the Designee’s Termination Date, the Designee shall not, and shall cause her Representatives not to, directly or indirectly, for the Designee, any member of the Investor Group or on behalf of, or in conjunction with, any other person or entity of any nature:

(a) enter into, anywhere in the Restricted Territory, any agreement or arrangement for the provision of consulting services to a Restricted Party relating to a Restricted Product/Service Offering (collectively the “Prohibited Product/Service Consulting Business”);

(b) solicit, canvass, approach, induce or communicate with any customer, supplier, vendor, service provider or partner of the Company or any of its subsidiaries in pursuit of the Prohibited Product/Service Consulting Business; or

(c) solicit, canvass, approach, or induce any director, officer, employee or contractor of the Company or any of its subsidiaries to terminate his, her or its service, employment or engagement with the Company or any of its subsidiaries, other than by means of a general advertisement that is not directed at any particular director, officer, employee or contractor of the Company or any of its subsidiaries.

For purposes of this Section 7:

“Restricted Product/Service Offering” shall mean (a) the issuance, management, marketing, operating, selling and/or distributing of (i) exchange-traded products (including, e.g., exchange traded funds, exchange traded notes and exchange traded commodities), including those that track or otherwise provide exposure to price movements of any cryptocurrencies or other digital assets, or use or incorporate blockchain technology, (ii) other pooled investment vehicles whose shares

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or interests are publicly offered (including, e.g., mutual funds) or whose shares or interests are listed on an exchange or are otherwise publicly available for trading or transfer, and any separate class of interests or shares of such product (including, e.g., funds that track or otherwise provide exposure to price movements of any cryptocurrencies or other digital assets, or use or incorporate blockchain technology), and/or (iii) tokenized (i.e., blockchain enabled) assets (including, e.g., dollar, gold, real estate), in each case solely to the extent such products track, represent, provide exposure to or invest in underlying assets, and/or (b) selling and/or providing services associated with tokenized assets or digital assets, including exchange, trading, brokerage, custody, lending, staking and/or digital wallet services, where, with respect to the products and services identified in subsections (a) and (b) of this definition: (x) the Company or any of its subsidiaries has existing products and/or services as of the Designee’s Termination Date; or (y) the Board has discussed, given serious consideration to and has not put on hold or ruled out the possibility of the Company or any of its subsidiaries launching products within 18 months following the relevant Board meeting or discussions that track, represent, provide exposure to or invest in such underlying assets or services associated with tokenized assets or digital assets during one or more Board meetings after the Designee was appointed to the Board and solely to the extent that the Designee received relevant information in relation to such matters on the same basis as the other members of the Board (whether by way of attendance at the relevant Board meetings and/or discussions, and/or receipt of relevant documents, information and materials).

“Designee’s Termination Date” means the date on which the Designee ceases to serve as a member of the Board.

“Restricted Party” means a party who directly issues, manages, markets, operates, sells, provides and/or distributes a Restricted Product/Service Offering.

“Restricted Territory” means:

(a) solely with respect to the Restricted Product/Service Offerings identified in subsections (a)(i) or (a)(ii) of the definition of Restricted Product/Service Offering, any territory in the world where (i) the Company lists or sells such Restricted Product/Service Offering as of the Designee’s Termination Date, or (ii) the Board has discussed, given serious consideration to and has not put on hold or ruled out the possibility of the Company or any of its subsidiaries launching such Restricted Product/Service Offering within 18 months following the relevant Board meeting or discussions during one or more Board meetings after the Designee was appointed to the Board and solely to the extent that the Designee received relevant information in relation to such matters on the same basis as the other members of the Board (whether by way of attendance at the relevant Board meetings and/or discussions, and/or receipt of relevant documents, information and materials); and

(b) solely with respect to the Restricted Product/Service Offerings identified in subsection (a)(iii) or (b) of the definition of Restricted Product/Service Offering, anywhere in the world.

The Company acknowledges and agrees that the employment, positions and services indicated in subsection (y), including Schedule 1, are included out of an abundance of caution and shall not constitute an acknowledgement, indication or agreement that any such employment, position or service would otherwise be restricted by this Section 7 but for the inclusion of subsection (y).

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The Designee acknowledges and agrees that the restrictions contained in this Section 7 are a reasonable and necessary protection of the immediate interests of the Company and the Board, and that the Company would not have entered into this Agreement, and the Board would not have appointed the Designee to the Board, without receiving the consideration offered by the Designee and her Affiliates and Associates to these restrictions. If any provision contained in this Section 7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7 and Section 7 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

For the avoidance of all doubt, this Section 7 shall not apply to, restrict or obligate any member of the Investor Group under any circumstances, and the Designee shall be under no obligation to cause any member of the Investor Group to pursue or refrain from any course of action or decision, pursuant to this Section 7.

8. Securities Laws. The Designee acknowledges that she is aware that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. The Designee agrees that she will not use or communicate any information in violation of such laws. At all times while the Designee serves as a member of the Board, the Designee shall not purchase or sell, directly or indirectly, any securities of the Company except in accordance with the Company’s insider trading policy.

9. Representations and Warranties. The Designee represents and warrants to the Company that:

(a) the Designee has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by the Designee, constitutes a valid and binding obligation and agreement of her and is enforceable against her in accordance with its terms;

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(b) the execution, delivery and performance of this Agreement by the Designee does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to her or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which she is a party or by which she is bound;

(c) as of the date of this Agreement, the Designee owns beneficially or of record no shares of the Company’s Common Stock and has no voting authority over any shares of the Company’s Common Stock, and owns no Synthetic Equity Interests or any Short Interests in the Company;

(d) as of the date of this Agreement, the Designee is in compliance with all Company Policies, including with respect to the conduct of her and her Representatives’ business activities, and as of the date of this Agreement is not engaged in the Prohibited Product/Service Consulting Business; and

(e) in connection with the execution and delivery of this Agreement, the Designee has provided to the Company accurate and complete director and officer questionnaires, as reasonably requested by the Company.

10. Termination. Except as otherwise set forth herein, this Agreement and the obligations and restrictions hereunder shall terminate on the earlier of (i) one (1) year from the Designee’s Termination Date and (ii) the consummation of an Extraordinary Transaction; provided however, that any liability for breach of this Agreement prior to termination under this Section 10 shall survive such termination.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) two Business Days after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

WisdomTree Investments, Inc. 250 West 34th Street 3rd Floor New York, NY 10119 Attn: Marci Frankenthaler, Chief Legal Officer	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Sean M. Donahue Andrew H. Goodman Jocelyn M. Arel

Email: mfrankenthaler@wisdomtree.com legalnotice@wisdomtree.com	Email: sdonahue@goodwinlaw.com agoodman@goodwinlaw.com jarel@goodwinlaw.com

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If to the Designee:	with mandatory copies (which shall not constitute notice) to:

Deborah A. Fuhr c/o ETFGI LLP 125 Old Broad Street, 6th Floor London EC2N 1AR United Kingdom Email: deborah.fuhr@etfgi.com	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Andrew Freedman, Esq. Email: afreedman@olshanlaw.com

12. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to service of process by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

13. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party may be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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14. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Cooperation Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) For purposes of this Agreement, the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act; and the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

(g) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

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(h) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(i) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(j) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(k) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(l) The Form 8-K filed by the Company pursuant to the Cooperation Agreement will include a brief description of the terms of this Agreement, and this Agreement will be attached as an exhibit thereto.

[Signature Pages Follow]

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Very truly yours,
WISDOMTREE INVESTMENTS, INC.

By:	/s/ Frank Salerno
Name: Frank Salerno
Title: Chairman

ACCEPTED AND AGREED TO BY:

/s/ Deborah A. Fuhr
DEBORAH A. FUHR

SIGNATURE PAGE TO LETTER AGREEMENT

Exhibit 99.1

WisdomTree Announces Board Expansion and Governance Enhancements

Enters into Cooperation Agreement with ETFS Capital Limited and Lion Point Capital, LP

Adds Two New Independent Directors to the Board of Directors

Implements Governance Enhancements, Including Termination of Stockholder Rights Plan and Submission of Board Declassification for Stockholder Approval

Creates Operations and Strategy Committee of the Board to Oversee Operational Improvement Opportunities and Strategic Direction of the Company

NEW YORK, NY – May 26, 2022 – (Globe Newswire) – WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that it has entered into a cooperation agreement with stockholders ETFS Capital Limited (“ETFSC”) and Lion Point Capital, LP (“Lion Point”) to further enhance the composition of the Company’s Board of Directors (the “Board”) and corporate governance.

Pursuant to the cooperation agreement and consistent with the Company’s ongoing process of Board refreshment, the size of the Board will be increased to nine members, and two new independent directors, Lynn S. Blake and Deborah A. Fuhr, will be appointed to the Board, effective immediately. After conducting further interviews with Ms. Fuhr and gaining a better understanding of her other commitments, the Board is now satisfied that they do not prevent her from serving as a WisdomTree director. Ms. Blake will join the Compensation Committee, and Ms. Fuhr will join the Nominating and Governance Committee of the Board.

The two new directors also will join a newly formed four-member Operations and Strategy Committee. This committee will help to evaluate operational improvement opportunities and Company strategy. Smita Conjeevaram, an independent director, will serve as Chair of the Operations and Strategy Committee, and independent director Anthony Bossone will also serve on the committee.

Additionally, the Company has determined to seek stockholder approval at its upcoming 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”) to declassify the Board. If stockholder approval is obtained, the Board will begin the declassification process at the 2022 Annual Meeting and will be de-classified fully in 2024. Pursuant to the cooperation agreement, the Company also announced that it will terminate the stockholder rights plan adopted in March 2022, effective June 2, 2022.

The Company also announced that, separate from this cooperation agreement, independent director Harold Singleton III will join the WisdomTree Audit Committee, effective immediately.

Frank Salerno, WisdomTree Chair of the Board, stated: “Our cooperation agreement with ETFSC and Lion Point is a positive outcome for all stockholders, and will help ensure that WisdomTree continues to build on the strong performance demonstrated by our recently announced Q1 and YTD results. It is my pleasure to welcome both Lynn and Deborah to the Board. I know we will benefit from their independent perspectives and their years of experience in the ETF industry. We look forward to working closely together with our two new directors, with the goal of maximizing long-term value for all our stockholders. Our Board will now have added a total of five new directors in the past three years, and more than half our directors will be diverse. I remain confident in WisdomTree’s future and that we have the right Board to guide us there.”

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Graham Tuckwell, Chairman of ETFSC, said: “As WisdomTree’s largest individual stockholder, I have a great interest in the Company’s success and am fully committed to seeing that happen. I am pleased that the Company has agreed to add two highly experienced ETF industry directors to the Board and formed a new committee to evaluate operational improvement opportunities and Company strategy. I am also pleased that the Board will be declassified and no longer be entrenched. My hope and expectation is that the changes announced today will be the start of the process of improvement which we believe is needed.”

Cristiano Amoruso, Partner at Lion Point, commented: “WisdomTree is a highly valuable ETF franchise and the changes announced today have the potential to harness its value creation potential. We believe WisdomTree’s operational performance and strategic direction will benefit from the combination of stockholders’ input, enhanced corporate governance practices, and the addition to the Board of highly qualified directors with ETF experience. We look forward to following the Company’s progress on both fronts over the coming months.”

ETFSC is the largest stockholder in WisdomTree, owning approximately 18.6% of the Company’s voting and non-voting common stock and preferred shares combined, and Lion Point is one of WisdomTree’s top stockholders owning approximately 3.1% of the voting shares. Under the terms of the cooperation agreement, ETFSC and Lion Point have agreed to withdraw their slate of nominees and vote their shares in favor of all the Board’s nominees and support all Board recommended proposals at the 2022 Annual Meeting, subject to certain limited exceptions. ETFSC and Lion Point also have agreed to abide by customary standstill provisions and voting commitments.

The cooperation agreement among WisdomTree, ETFSC and Lion Point, including details about the standstill and voting provisions, the termination of the stockholder rights plan, and how Ms. Fuhr’s outside interests will be managed, will be filed with the Securities and Exchange Commission (“SEC”) on a Form 8-K.

About Lynn S. Blake

Lynn S. Blake is a former Chief Investment Officer who retired in September 2021 from State Street Global Advisors (“SSGA”), the investment management division of State Street Corporation, one of the world’s largest asset managers. As Chief Investment Officer of SSGA, Lynn was responsible for $2.5 trillion in assets under management and a P&L with over $1 billion in revenues. She served as a director of the SSGA Trust Company, the governing board for SSGA from 2018 to 2021. From 2011 to 2021, she served as the Executive Vice President and Chief Investment Officer of Equity Indexing, Smart Beta and ESG strategies at SSGA. In addition to heading ESG research and ESG data, Ms. Blake also had oversight and management of SSGA Asset Stewardship activities, giving her a perspective on critical proxy voting issues for shareholders. Previously, she served as the head of Non-US Equity Indexing of SSGA from 1999 to 2010. She also worked as a senior Portfolio Manager at SSGA from 1990 to August 1999.

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About Deborah A. Fuhr

Deborah A. Fuhr has been the managing partner of ETFGI, a leading independent research, event and consultancy firm in the global ETF and Exchange Traded Products (ETP) industries since she founded the firm in 2012. She has been an editorial director, producer, and presenter at ETF TV, a show which provides monthly insights into the ETF and ETP markets since she co-founded the show in June 2019. Ms. Fuhr also served as vice chair of the Nasdaq Listing and Hearing Review Council from 2017 until 2019, and as a member on the Nasdaq listing and hearings Council from 2014 to 2017. Ms. Fuhr has served as an independent trustee of the Renaissance Capital Greenwich Funds, an ETF series, since July 2021, and the SYNTAX ETF TRUST, an ETF series, since March 2018. Ms. Fuhr was the Global Head of ETF Research and Implementation Strategy team at BlackRock, Inc. (NYSE: BLK) from 2008 to 2011. Previously, she was a managing director and headed the Investment Strategies Group at Morgan Stanley. She also has served as a Board member and Vice President for Women in ETFs, the first women’s group for the ETF industry, since she helped found the non-profit organization in 2014. She is a Board member and Co-President of Women in ETFs EMEA. She has won numerous awards in the financial industry, including the ETF.com 2018 lifetime achievement award, 100 Women in Finance’s 2017 European Industry Leadership Award, “100 Most Influential Women in Finance” by Financial News over several years, most recently in 2016 and the 2014 William F. Sharpe Lifetime Achievement Award for outstanding and lasting contributions to the field of index investing, among others.

Advisors

BofA Securities is serving as financial advisor to WisdomTree, Goodwin Procter LLP is serving as its legal counsel, Innisfree M&A is serving as its proxy solicitor and Abernathy MacGregor is serving as its strategic communications advisor. Olshan Frome Wolosky LLP is serving as legal counsel to ETFSC and Lion Point.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency, cryptocurrency and alternative strategies. WisdomTree currently has approximately $77 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

About ETFSC

ETFS Capital Limited, formerly known as ETF Securities Limited, was founded by Graham Tuckwell in 2004 and by 2012 he and his team had built one of the most successful ETP businesses in Europe. That business was sold to WisdomTree for more than $500 million in 2018, comprising cash and shares in WisdomTree. In 2018, ETFS Capital also sold its Irish ETF business to Legal and General Investment Management and its US ETF business to Aberdeen Standard. ETFS Capital continues to operate ETF Securities Australia with AUM in excess of A$4.6bn. ETFSC is now a London based strategic investment company focused on growth opportunities across the ETF ecosystem. It engages in a hands-on approach, as a partner to management teams and boards bringing its unparalleled industry specific expertise for the benefit of those companies.

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About Lion Point

Lion Point Capital, LP is a global investment firm that seeks to invest in equity and debt securities of undervalued public and private companies. Its partners have extensive experience and a successful track record of uncovering and unlocking value through rigorous fundamental analysis and thoughtful actions, encompassing strategic changes, operational efficiency improvements and governance enhancements.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including those factors discussed under the caption “Risk Factors” in WisdomTree’s most recent annual report on Form 10-K, filed with the SEC on February 25, 2022, as amended on April 29, 2022, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with WisdomTree’s 2022 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “SEC Filings” subsection of the “Financial Information” section of WisdomTree’s Investor Relations website at http://ir.wisdomtree.com/ or by contacting Jeremy Campbell, Director of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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Contact Information

WisdomTree:

Investor Relations

WisdomTree Investments, Inc.

Jeremy Campbell

+1.646.522.2602

jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

+1.212.750.5833

swinter@innisfreema.com / jsalzberger@innisfreema.com

or

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

or

Abernathy MacGregor

Carina Davidson / Dana Gorman

+1.212.371.5999

ccd@abmac.com / dtg@abmac.com

ETFSC:

Martyn James

+44.207.509.0674

info@etfscapital.com

Lion Point:

Cristiano Amoruso

+1.212.356.6200

info@lionpoint.com

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